UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2019

Urovant Sciences Ltd.

(Exact name of Registrant as Specified in Its Charter)

Bermuda	001-38667	98-1463899
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1, 3rd Floor 11-12 St. James’s Square London SW1Y 4LB United Kingdom		Not Applicable
(Address of Principal Executive Offices)		(Zip Code)

+44 (0) 207 400 3347

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, $0.000037453 par value	UROV	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

On October 31, 2019, Urovant Sciences Ltd. (“we,” “our,” “us” or the “Company”) entered into a letter agreement (the “Letter Agreement”) with Sumitomo Dainippon Pharma, Co., Ltd. (“DSP”), in connection with the execution of a definitive transaction agreement (the “Transaction Agreement”) among DSP, Roivant Sciences Ltd. (“Roivant”), and certain of Roivant’s affiliates.  Upon the consummation of the transactions contemplated by the Transaction Agreement (the “DSP Transaction”), all of our common shares held by Roivant would be transferred to DSP or one of its subsidiaries (the “DSP Acquirer”).

Pursuant to the Letter Agreement, among other things, our Board of Directors (the “Board”) agreed to approve:  (i) the DSP Acquirer’s acquisition of Roivant’s equity interest in the Company for the purpose of exempting the DSP Acquirer from the restrictions on business combinations set forth in bye-law 80 of our bye-laws; and (ii) an amendment to our bye-laws that would transfer Roivant’s right under our current bye-laws to appoint two directors to the Board (each of whom have three votes on all matters presented to the Board) to DSP.  DSP’s right to appoint such directors would terminate at such time that DSP (together with any parent or wholly owned subsidiaries of DSP) ceases to hold at least a majority of the aggregate voting rights attached to our outstanding shares.

In addition, DSP committed to provide us with a $200 million low-interest, interest-only, five-year term loan facility, with no principal repayments required to be made by us until the end of the term.  DSP also committed to enter into a shareholder rights agreement with us upon the closing of the DSP Transaction that will provide certain protections for our minority shareholders for so long as DSP or its affiliates hold beneficial ownership of 50% or more of our then outstanding voting power.  These protections would include:  (i) a requirement for a minimum of three independent directors on our Board (each of whom cannot be removed by the DSP Acquirer unless it obtains approval of a majority of the minority shareholders); (ii) the appointment of a lead independent director; (iii) any transaction proposed by DSP that would increase DSP’s beneficial ownership to over 76% of our outstanding voting power would require approval by a majority of our three independent directors (if occurring prior to the second anniversary of the DSP Transaction) and (if such transaction would increase DSP’s beneficial ownership to over 80% of our outstanding voting power) a majority of our minority shareholders voting on such matter; and (iv) any related-party transactions between DSP and the Company would require the approval of a majority of our three independent directors.

Moreover, pursuant to the Letter Agreement, we agreed to abide by certain customary pre-closing conditions set forth in the Transaction Agreement as if we were party to it, including, among other things, obligations to:  (i) carry on our business in the ordinary course in all material respects; (ii) continue our ongoing clinical trials, to the extent commercially reasonable; (iii) preserve our relationships with suppliers, licensors, and other counterparties in all material respects; (iv) use commercially reasonable efforts to retain our officers, certain key employees, and consultants; (v) refrain from declaring or paying any dividends or making other equity distributions, subject to certain exceptions; (vi) refrain from repurchasing or issuing shares, subject to certain exceptions; (vii) refrain from acquiring any entities, divisions or assets, subject to certain exceptions; (viii) refrain from incurring any debt, subject to certain exceptions; and (ix) refrain from entering into or amending certain categories of material agreements.

The foregoing description of the Letter Agreement is qualified in its entirety by reference to the complete text of the Letter Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2019, the Board appointed Ajay Bansal, age 58, to serve as our Senior Vice President, Business Development and Chief Financial Officer. Mr. Bansal will also function as the Company’s Principal Financial Officer, a position previously held by Christine Ocampo.  Ms. Ocampo will remain with the Company in the role of Principal Accounting Officer and as the Senior Vice President and Chief Accounting Officer. There are no arrangements or understandings between Mr. Bansal and any other persons pursuant to which he was selected as an officer, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Bansal brings over 16 years of finance, business development, accounting and mergers and acquisitions experience as a Chief Financial Officer for several leading and innovative biotechnology companies such as Onconova Therapeutics, Inc., Complete Genomics, Lexicon Pharmaceuticals, Inc., Tercica, Inc., Nektar Therapeutics and most recently with ViewRay, Inc.  From June 2016 to September 2019, Mr. Bansal served as Chief Financial Officer of ViewRay, Inc., a designer and manufacturer of the MRIdian® radiation therapy system. From March 2013 to February 2016, he served as Chief Financial Officer of Onconova Therapeutics, a phase 3 stage biopharmaceutical company focused on discovering and developing novel small molecule drug candidates to treat cancer.  Prior to his leadership roles as Chief Financial Officer, Mr. Bansal spent over 15 years as a management consultant with firms such as McKinsey & Company and ZS Associates, Inc., and in various management positions at Novartis, a pharmaceutical company, and at Mehta Partners, a financial advisory firm.  Mr. Bansal received a B.S. in Mechanical Engineering from the Indian Institute of Technology (Delhi) and an M.S. in Operations Research and an M.B.A. from Northwestern University.

In connection with Mr. Bansal’s appointment, Urovant Sciences, Inc., our wholly owned subsidiary, entered into an employment agreement with Mr. Bansal (the “Employment Agreement”). The effective date of the Employment Agreement is October 28, 2019.

Under the terms of the Employment Agreement, Mr. Bansal will be entitled to an annual base salary of $416,000 and is eligible to participate in our discretionary performance bonus plan, with the potential to receive a target bonus of 40% of his base salary, based on his achievement of objectives and milestones, as well as overall company performance for the applicable fiscal year. Mr. Bansal will be eligible to receive relocation assistance, including temporary housing and $75,000 of home purchase assistance, and Mr. Bansal will also be eligible to participate in benefit plans and arrangements made available to all full-time employees.

Mr. Bansal will be granted an option to purchase 140,000 of our common shares and granted 75,000 restricted share units (the “Initial Equity Awards”) under our 2017 Equity Incentive Plan, as amended and restated. Subject to Mr. Bansal’s continued employment through each applicable vesting date, 25% of each Initial Equity Awards will ordinarily vest after one year and the remaining 75% will vest in equal quarterly installments thereafter over three years. Mr. Bansal will also be eligible to receive discretionary annual equity incentive grants in amounts that are commensurate with his position.

Mr. Bansal’s employment is at-will and may be terminated at any time, with or without cause. Pursuant to the Employment Agreement, Mr. Bansal is eligible for the following severance and change in control benefits subject to the timely signing of a separation agreement and release of claims reasonably satisfactory to us and remaining in compliance with any written agreement with us: (A) if we terminate Mr. Bansal’s employment without “cause” (excluding due to death or disability) or he resigns for “good reason” (as such terms are defined in the Employment Agreement), Mr. Bansal will be eligible to receive (i) a lump sum payment equal to 75% of his then-current base salary, (ii) a lump sum cash payment equal to a pro rata amount of his then-current target bonus, and (iii) continued medical benefits (or cash payments in lieu thereof) for up to nine months; and (B) if we terminate Mr. Bansal’s employment without “cause” (excluding due to death or disability) or he resigns for “good reason” on or within 12 months following a change in control, Mr. Bansal will be eligible to receive (i) a lump sum payment equal to 100% of his then-current base salary, (ii) a lump sum cash payment equal to the sum of (a) 100% of his then-current target bonus and (b) a pro rata amount of his then-current target bonus, and (iii) continued medical benefits (or cash payments in lieu thereof) for up to 12 months.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the complete text of the Employment Agreement, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

In connection with Mr. Bansal’s employment, Mr. Bansal also intends to enter into our standard indemnification agreement, the form of which is attached as Exhibit 10.12 to our Annual Report on Form 10-K filed on June 14, 2019.

Item 7.01. Regulation FD Disclosure

On October 31, 2019, we issued a press release announcing the execution of the Letter Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information being furnished in this Item 7.01 of Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Letter Agreement, dated October 31, 2019, by and between Sumitomo Dainippon Pharma Co., Ltd. and Urovant Sciences Ltd.
10.2	Employment Agreement, dated October 28, 2019, by and between Ajay Bansal and Urovant Sciences, Inc.
99.1	Press Release, dated October 31, 2019, announcing the execution of the Letter Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Urovant Sciences Ltd.

Dated: October 31, 2019
	By:	/s/ Christine G. Ocampo
Christine G. Ocampo
Principal Accounting Officer